Exhibit 99.1

ISTA Pharmaceuticals Reports Second Quarter 2010 Financial Results

– Revenues Increased 46% Over Prior-Year Quarter to $35.1 Million –

– ISTA Reaffirms 2010 Guidance, Aims for First Year of Profitability

– (excluding warrant charges) –

IRVINE, Calif., August 4, 2010 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) (“ISTA”), today reported financial results for the quarter ended June 30, 2010. Second quarter 2010 net revenues were $35.1 million, an increase of 46% from the second quarter of 2009. Net income for the second quarter ended June 30, 2010 was $26.2 million, or $0.61 per diluted share, compared to a net loss of $36.6 million, or $1.10 per diluted share, for the second quarter ended June 30, 2009. A non-cash warrant valuation gain of $26.3 million and a non-cash warrant valuation loss of $34.0 million were included in net income (loss) for the second quarters ended June 30, 2010 and 2009, respectively.

“ISTA’s second quarter revenue growth clearly reflects a thriving eye care business and great success with our first product entry into the allergy market. BEPREVE®, for ocular itching associated with allergic conjunctivitis, had a strong adoption rate during its first spring allergy season among U.S.-based ophthalmologists, optometrists and allergists. The recent increase in our sales force has not only resulted in a successful launch of BEPREVE, but has helped drive first half revenue growth and higher market shares for our three core eye care products Xibrom™, Istalol® and Vitrase®,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA. “On a consistent basis, we typically generate about 40% of revenues in the first half of the year, and 60% in the second half of the year. Based on our excellent first half net revenue performance of $63.4 million, we believe we are on track to achieve our full year revenue guidance of $147 million to $165 million for 2010.

“Regarding our clinical development programs, we have a Prescription Drug User Fee Act, or PDUFA, action date of October 16, 2010 from the U.S. Food and Drug Administration, or FDA, for the once-daily XiDay™ (bromfenac ophthalmic solution) used to treat ocular inflammation and pain associated with cataract surgery. October marks the end of the allergy season and is an optimal time to refocus our sales force on switching ophthalmologists from prescribing our twice-daily Xibrom drops to the new, once-daily XiDay product. In July we launched our Phase 1/2 study of bepotastine nasal spray for the treatment of symptoms associated with seasonal allergic rhinitis. We expect preliminary Phase 1/2 bepotastine nasal spray results in the fall of 2010. This product candidate represents the second prescription drug we plan to bring to market in our emerging BEPREVE allergy franchise. We also made progress toward our Phase 3 lower concentration bromfenac dry eye study, an additional product candidate in our Xibrom family of anti-inflammatory eye care products. We are now finalizing the Special Protocol Assessment for the safety study design and expect to start the Phase 3 studies for dry eye in the second half of this year.”

Net Revenues

(in millions, except percentage data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Xibrom	$21.1	$18.1	17%	$41.4	$33.8	22%
BEPREVE	6.2	—	—	6.7	—	—
Istalol	4.3	4.3	—	9.7	7.9	23%
Vitrase	3.5	1.5	133%	5.6	2.6	115%

Product sales, net	35.1	23.9	47%	63.4	44.3	43%
License revenue	—	0.1	—	—	0.1	—

Total revenues	$35.1	$24.0	46%	$63.4	$44.4	43%

Net revenues for the second quarter ended June 30, 2010 were $35.1 million, an increase of 46% over the second quarter of 2009. Net revenue growth was primarily driven by strong demand for BEPREVE, supported by healthy increases in Xibrom and Vitrase revenues. While overall prescription trends for all products have been extremely strong, there has been a trend with wholesalers to hold less inventory, especially as they approached the end of their quarter or fiscal year. Had wholesaler inventories been constant from the end of March to the end of June, ISTA believes net revenues could have been as much as $7 million to $8 million higher in the second quarter of 2010.

Gross margin for the second quarter ended June 30, 2010 was 77%, or $26.9 million, as compared to 74%, or $17.7 million, for the same period in 2009. The increase in the gross margin for the second quarter was due to increased sales of Xibrom and BEPREVE, which are ISTA’s highest gross margin products.

Research and development, or R&D, expenses for the quarter ended June 30, 2010 were $5.0 million, as compared to $6.6 million during the corresponding period of 2009. The reduction over the prior-year period was due primarily to the timing, initiation, and completion of clinical trials. ISTA announced the initiation of its Phase 1/2 clinical program for bepotastine nasal spray in July of 2010 and plans to initiate Phase 3 clinical trials in dry eye disease in the second half of 2010. As a result, ISTA expects R&D expenses to be higher in the second half of the year compared to the first half, with full-year R&D expenses being approximately 18% to 22% of net revenues.

Selling, general, and administrative, or SG&A, expenses for the quarter ended June 30, 2010 increased to $19.9 million from $12.7 million for the corresponding period in 2009. The increase reflects the addition of approximately 65 new sales representatives and related corporate new hires earlier in the year, plus the promotional activities associated with the BEPREVE product launch. On a dollar basis, ISTA expects that SG&A expenses for the third quarter of 2010 will be relatively unchanged from the second quarter of 2010 and the fourth quarter of 2010 SG&A may be slightly higher due to marketing costs associated with the potential XiDay product launch. ISTA expects full-year SG&A expenses will be approximately 48% to 52% of net revenues.

Operating income for the quarter ended June 30, 2010, was $1.9 million, compared to an operating loss of $1.6 million in the corresponding quarter of 2009, indicating ISTA’s solid progress in moving toward profitability for the full year of 2010.

Other income for the quarter ended June 30, 2010 included a $26.3 million non-cash valuation gain as a result of marking common stock warrants to market. Non-cash warrant valuation adjustments are driven primarily by the change in ISTA’s stock price quarter over quarter. The non-cash warrant valuation gain increased reported net income for the quarter ended June 30, 2010 to $26.2 million, or $0.61 per diluted share. Without the non-cash warrant valuation gain, the net loss was $0.1 million, or less than a penny per diluted share. In the second quarter of 2009, there was a non-cash warrant valuation loss of $34.0 million, which resulted in a second quarter 2009 net loss of $36.6 million, or $1.10 per diluted share. Without the warrant adjustment, the second quarter 2009 net loss was $2.7 million, or $0.08 per diluted share.

At June 30, 2010, ISTA had cash of $52.9 million, which included $13 million borrowed under ISTA’s revolving line of credit with Silicon Valley Bank.

Reaffirming ISTA’s 2010 Financial Outlook

•

ISTA expects its net revenues for 2010 will be approximately $147 million to $165 million. ISTA expects sales from its Xibrom franchise to be in the range of $95 million to $105 million and anticipates sales from BEPREVE will be at least $20 million.

•	ISTA expects its gross margin will be in the range of 74% to 76%.

•	ISTA expects R&D expenses will be approximately 18% to 22% of net revenues, depending upon the progress of its clinical programs.

•	ISTA expects SG&A expenses will be approximately 48% to 52% of net revenues.

•	ISTA expects its operating income will be $8 million to $10 million.

•

ISTA expects its net income will be at least $1 million, or earnings per share of $0.02, excluding any non-cash warrant valuation adjustments. As of June 30, 2010, ISTA’s fully diluted common shares, including its outstanding shares of common stock plus warrants and stock options on a treasury stock basis were approximately 43 million shares.

•

ISTA expects its business will generate $6 million to $10 million of cash. This amount does not take into account any financial resolution of litigation matters related to patent royalty obligations for Xibrom with AcSentient, Inc. (“AcSentient”), and Senju Pharmaceuticals, Co., Ltd. (“Senju”).

ISTA Seeks Additional Declaratory Judgment

On June 29, 2010, ISTA initiated a legal action by filing a Complaint against AcSentient seeking a declaratory judgment with regards to the license for Xibrom (bromfenac ophthalmic solution) 0.09% and relevant royalty obligations under the Asset Purchase Agreement dated May 3, 2002, by and between ISTA and AcSentient. The only patent applicable to Xibrom expired in January 2009 and, according to U.S. case law and the terms of the agreement with AcSentient, ISTA believes no royalties are due after patent expiration. ISTA acquired rights to bromfenac from AcSentient in 2002 and launched Xibrom in the U.S. in 2005.

A declaratory judgment that ISTA is seeking from the court in regard to royalty obligations to AcSentient may apply not only to Xibrom, but also to once-daily XiDay awaiting FDA approval in October 2010.

ISTA initiated a similar legal action on April 29, 2010, against Senju also seeking a declaratory judgment with regard to the relevant Xibrom royalty obligations to Senju and a recovery of overpaid royalties and other damages from Senju.

There can be no assurance about when these two actions will be resolved, and ISTA can not predict the final financial outcome of either. Until these two court actions are resolved, for accounting purposes, the company has been and intends to continue to reserve for Xibrom royalties. As of June 30, 2010, ISTA has reserved $11.5 million for Xibrom royalties. ISTA has not taken into account any potential related outcomes in its 2010 expected financial results. However, the company anticipates that favorable resolution of the AcSentient and Senju royalty legal matters in fiscal year 2010 could be accretive to ISTA’s financial results for 2010.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, August 4, 2010, at 4:30 PM Eastern Time, to discuss its second quarter 2010 results. To access the live conference call, U.S. and Canadian participants may dial 866-383-7989; international participants may dial 617-597-5328. The access code for the live call is 26928422. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 88876440. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc., is the fourth largest and fastest growing branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets four products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain and nasal allergies. Headquartered in Irvine, California, the company generated 2009 revenues of $111 million. For additional information about ISTA Pharmaceuticals, please visit the corporate website at www.istavision.com.

Xibrom (bromfenac ophthalmic solution)® 0.09%, Istalol® (timolol maleate ophthalmic solution) 0.5%, Vitrase® (hyaluronidase injection) Ovine and BEPREVE® (bepotastine besilate ophthalmic solution) 1.5% are trademarks of ISTA Pharmaceuticals, Inc. XiDay™(once daily bromfenac ophthalmic solution) is a trademark of ISTA, but has not been approved by the FDA as a trade or commercial name.

Full prescribing information for Xibrom™ is available on ISTA Pharmaceuticals’ website at

www.istavision.com/pdf/XIB590_July2010.pdf

Full prescribing information for Istalol® is available on ISTA Pharmaceuticals’ website at

www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for Vitrase® is available on ISTA Pharmaceuticals’ website at

www.istavision.com/pdf/vitrase200_package_insert.pdf

Full prescribing information for BEPREVE® is available on ISTA Pharmaceuticals’ website at

http://www.istavision.com/pdf/Bepreve_insert.pdf

Forward-Looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2010 expected financial results, the initiation of a Phase 3 study for ISTA’s lower concentration bromfenac formulation for dry eye disease, announcing preliminary Phase 1/2 bepotastine nasal spray results in the fall of 2010, completing full-scale clinical development of bepotastine nasal, the successful launch of BEPREVE, the anticipated approval and subsequent launch of once-daily XiDay, the continued growth of ISTA’s Xibrom franchise, timing and outcome of the royalty litigation between ISTA, AcSentient and Senju and ISTA’s prospects for its long-term financial growth are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, risks associated with: timely receipt and maintenance of regulatory approvals for ISTA’s products and product candidates, and continued compliance with the FDA and/or other governmental regulations applicable to ISTA’s facilities, products and/or business; successful and timely completion of clinical trials and other research and development efforts for ISTA’s product candidates; successful implementation of any product acquisition or in-licensing transactions that ISTA might pursue and close; generic manufacturers’ receipt of approval for generic versions of ISTA’s products; market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; ISTA’s ability to manage its anticipated growth; ISTA’s ability to raise capital on favorable terms in the future, if required; unpredictable and unstable changes in economic conditions; continued compliance with third-party borrowing arrangements; timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; the continued availability of third-party sourced products and raw materials on commercially reasonable terms, or at all; the continued availability of third-party reimbursement; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U. S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009, and Form 10-Q for the first quarter ended March 31, 2010.

ISTA Pharmaceuticals, Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$35,068	$23,884	$63,373	$44,228
License revenue	—	69	—	139

Total revenues	35,068	23,953	63,373	44,367
Cost of products sold	8,209	6,214	15,494	11,343

Gross profit margin	26,859	17,739	47,879	33,024
Costs and expenses:
Research and development	5,031	6,644	9,834	13,385
Selling, general, and administrative	19,900	12,708	40,768	25,687

Total costs and expenses	24,931	19,352	50,602	39,072

Income (loss) from operations	1,928	(1,613)	(2,723)	(6,048)
Other income (expense):
Interest expense	(2,073)	(1,843)	(4,144)	(3,714)
Gain on derivative valuation	6	774	13	839
Gain (loss) on warrant valuation	26,306	(33,964)	33,497	(47,307)
Other, net	—	—	—	(27)

Total other income (expense), net	24,239	(35,033)	29,366	(50,209)

Net income (loss)	$26,167	$(36,646)	$26,643	$(56,257)

Net income (loss) per common share, basic	$0.78	$(1.10)	$0.80	$(1.70)

Shares used in computing net income (loss) per common share, basic	33,408	33,212	33,386	33,189

Net income (loss) per common share, diluted	$0.61	$(1.10)	$0.62	$(1.70)

Shares used in computing net income (loss) per common share, diluted	42,606	33,212	43,277	33,189

ISTA Pharmaceuticals, Inc.

Summary of Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
Cash	$52,890	$53,702
Working capital	25,960	29,113
Total assets	92,433	89,144
Total stockholders’ deficit	(49,469)	(78,028)

SOURCE: ISTA Pharmaceuticals, Inc.

INVESTOR RELATIONS CONTACTS:

Lauren Silvernail, ISTA Pharmaceuticals, +1-949-788-5302, lsilvernail@istavision.com

Jeanie Herbert, ISTA Pharmaceuticals, +1-949-789-3159, jherbert@istavision.com

Juliane Snowden, Burns McClellan, +1-212-213-0006, jsnowden@burnsmc.com

MEDIA CONTACT:

Justin Jackson, Burns McClellan, +1-212-213-0006, jjackson@burnsmc.com

Web Site: http://www.istavision.com